Exhibit 99.1

F-star Therapeutics Enters into Exclusive Licensing Agreement with AstraZeneca for Novel STING Inhibitors

July 8, 2021

CAMBRIDGE, United Kingdom and CAMBRIDGE, Mass., July 08, 2021 (GLOBE NEWSWIRE) — F-star Therapeutics, Inc. (NASDAQ: FSTX) (“F-star” or the “Company”), a clinical-stage biopharmaceutical company dedicated to developing next generation bispecific immunotherapies to transform the lives of patients with cancer, today announced that it has entered into an exclusive licensing agreement with AstraZeneca plc (NASDAQ: AZN) (“AstraZeneca”), under which AstraZeneca will receive global rights to research, develop and commercialize next generation Stimulator of Interferon Genes (STING) inhibitor compounds.

Under the terms of the agreement, AstraZeneca is granted exclusive access to F-star’s novel preclinical STING inhibitors. AstraZeneca will be responsible for all future research, development and commercialization of the STING inhibitor compounds, and F-star will retain rights to all STING agonists, currently in clinical development for patients with cancer.

Neil Brewis, Chief Scientific Officer of F-star, said, “We are excited to announce this agreement with AstraZeneca to develop these promising drug candidates. STING inhibitors offer enormous potential for new treatments, as STING is known to play a role in activating the innate immune system across a range of inflammatory and autoimmune diseases. We are confident that AstraZeneca can maximize the value of these discovery stage compounds to benefit patients.”

Maria Belvisi, Senior Vice President and Head of Research and Early Development, Respiratory & Immunology, BioPharmaceuticals R&D of AstraZeneca, said, “As part of our bold ambition to develop therapeutic options for patients across immune mediated diseases I am delighted to announce this agreement with F-star to explore novel STING inhibitors. We look forward to advancing our discovery efforts in these areas of high unmet medical need.”

F-star is eligible to receive upfront and near-term payments of up to $12 million. In addition, F-star will be eligible for development and sales milestone payments of over $300 million, as well as single digit percentage royalty payments. Payments received by F-star are subject to a contingent value rights agreement (CVR 2), under which a percentage will be payable to stockholders of F-star that were previously stockholders of Spring Bank Pharmaceuticals, Inc. (“Spring Bank”) prior to the business combination between F-star and Spring Bank.

About F-star Therapeutics, Inc.

F-star is a clinical-stage biopharmaceutical company developing tetravalent bispecific antibodies for a paradigm shift in cancer therapy. By developing medicines that seek to block tumor immune evasion, the Company’s goal is to offer patients greater and more durable benefits than current immuno-oncology treatments. Through its proprietary tetravalent, bispecific natural antibody (mAb2TM) format, F-star’s mission is to generate highly differentiated best-in-class drug candidates with monoclonal antibody-like manufacturability. For more information visit www.f-star.com and follow us on LinkedIn and Twitter.

Forward-Looking Statements

This press release includes “forward-looking statements” within the meaning of the Securities Exchange Act of 1934, as amended, and the Private Securities Litigation Reform Act of 1995. In some cases, you can identify forward-looking statements by terminology such as “anticipates,” “believes,” “plans,” “expects,” “projects,” “future,” “intends,” “may,” “will,” “should,” “could,” “estimates,” “predicts,” “potential,” “continue,” “guidance,” or the negative of these terms or other comparable terminology, which are intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words. Forward-looking statements include, but are not limited to, statements regarding management’s intentions, plans, beliefs, expectations or forecasts for the future, the therapeutic potential of F-star’s product candidates, the potential success of the collaboration between F-star and AstraZeneca and F-star’s potential receipt of milestone and sales-based payments from AstraZeneca. You are cautioned not to place undue reliance on these statements. No forward-looking statement can be guaranteed, and actual results may differ materially from those projected.

Such forward-looking statements are based on F-star’s expectations and involve risks and uncertainties; consequently, actual results may differ materially from those expressed or implied in the statements due to a number of factors, including, but not limited to, risks relating to F-star’s status as a clinical stage immuno-oncology company and its need for substantial additional funding in order to complete the development and commercialization of its product candidates, that it may experience delays in completing, or ultimately be unable to complete, the development and commercialization of its product candidates, that its clinical trials may fail to adequately demonstrate the safety and efficacy of its product candidates, that results of preclinical studies and early stage clinical trials may not be predictive of the results of later state clinical trials, that F-star faces significant competition in its drug discovery and development efforts, risks from global pandemics including COVID-19, legislative, regulatory, political and economic developments, references to novel technologies and methods and F-star’s business and product development plans, including the advancement of F-star’s proprietary and co-development programs, and inherent uncertainties associated with developing new products or technologies.

New factors emerge from time to time, and it is not possible for F-star to predict all such factors, nor can it assess the impact of each such factor on the business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements. These risks are more fully discussed in F-star’s Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and other documents filed from time to time with the Securities and Exchange Commission. Forward-looking statements included in this press release are based on information available to us as of the date of this press release. F-star does not undertake any obligation to update such forward-looking statements to reflect new information, events or circumstances after the date of this press release, except to the extent required by law.

For further information, please contact:

For investor inquiries

Lindsey Trickett

VP Investor Relations & Communications

+1 240 543 7970

lindsey.trickett@f-star.com

For media inquiries

Helen Shik

Shik Communications LLC

+1 617-510-4373

Shik.Helen10@gmail.com

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